EXHIBIT 99-1

FOR IMMEDIATE RELEASE October 15, 2003	Contacts:	Investors Andrew Brown 646/414-1151	Media Robin Schoen 215/504-2122

MEDIX RESOURCES' CEO NAMED CHAIRMAN OF THE BOARD

New York, NY - Medix Resources, Inc. [AMEX: MXR] today announced that at a board meeting held on October 10, 2003, Darryl Cohen, 51, the Company's current Chief Executive Officer, was selected by its Board of Directors to serve as the Company's new Chairman of the Board. Cohen succeeds Patrick Jeffries, 50, who is leaving to pursue personal goals. Medix, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies. CarePoint allows for electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. The combination of these technologies is designed to provide access to safer and better healthcare.

Stated Jeffries, "In my role as Chairman, I have enjoyed working with Darryl and the members of the Medix board over the last year, which has been one of great challenges and rewards. I believe Darryl's varied experience, past successes, and continuing management positions make him the ideal Chairman for Medix at this juncture in its evolution."

"During the past year we've worked extremely hard to ensure Medix's leadership position in the burgeoning healthcare connectivity marketplace. Patrick's extensive experience has been instrumental in guiding us in our interactions with physicians and other members of the healthcare delivery universe. We're grateful for his long-term service and wish him luck in all his endeavors," said Cohen. "As the new Chairman of Medix, I look forward to continuing my work with the Medix team in shaping and executing Medix's response to the wealth of opportunities in the rapidly evolving healthcare environment," Cohen concluded.

An investor in private and public companies, in the past Cohen has frequently worked with the management of the companies in which he's invested, assisting them in the areas of marketing strategy and financing efforts. He is also co-owner of a financial services advisory firm, Omni Financial, providing financial restructuring services for individuals. Earlier, he was President of DCNL Incorporated, a privately held beauty supply manufacturer and distributor he founded in 1988 and sold to Helen of Troy in 1998. During his tenure as President of DCNL, Cohen was also co-owner and President of Basics Beauty Supply Stores. He is a member of the Board of Directors of Access Marketing and consults for a major media company in the cable television market. Cohen holds a BA in Political Science from the University of California at Berkeley.

Medix, through its wholly owned HealthRamp subsidiary, markets the CarePoint suite of technologies. CarePoint allows for electronic prescribing, lab orders and results, Internet-based communication, data integration, and transaction processing over a handheld device or browser, at the point-of-care. The combination of these technologies is designed to provide access to safer and better healthcare. Medix's products enable communication of high value-added healthcare information among physician offices, pharmacies, hospitals, pharmacy benefit managers, health management organizations, pharmaceutical companies and health insurance companies. Additional information about HealthRamp, and its products and services, can be found at www.HealthRamp.com.

# # #

Information in this press release contains forward-looking statements. Actual results could differ materially from such statements as a result of risks and uncertainties that could adversely affect Medix in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of Medix to raise capital to finance the development of its Internet services and related software, the effectiveness and the marketability of those services, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-K for 2002, which was filed with the Securities and Exchange Commission on March 27, 2003. This information is available from the SEC or the Company.